Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Guaranty Bancorp of our report dated February 12, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Guaranty Bancorp for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Sherman Oaks, California

May 10, 2010